As filed with the Securities and Exchange Commission on July 31, 2023

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KYNDRYL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	86-1185492
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Vanderbilt Avenue, 15th Floor
New York, New York 10017
(Address, including zip code, of Registrant’s principal executive offices)

Amended and Restated Kyndryl 2021 Long-Term Performance Plan
(Full title of the plan)

David Wyshner
One Vanderbilt Avenue, 15th Floor
New York, New York 10017
212-896-2098
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Edward Sebold, Esq.
One Vanderbilt Avenue, 15th Floor
New York, New York 10017
212-896-2098

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 27, 2023, at the annual meeting of stockholders of Kyndryl Holdings, Inc. (the “Company”), the Company’s stockholders approved the amendment and restatement of the Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Amended LTPP” and, prior to such amendment and restatement, the “LTPP”). Among other things, the Amended LTPP provides that the number of shares (the “Shares”) of Company common stock, $0.01 per share (“Common Stock”), which may be granted under the Amended LTPP shall be increased by 17,000,000 in addition to the 30,900,000 Shares that were previously authorized for issuance under the LTPP.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the additional 17,000,000 Shares authorized for issuance under the Amended LTPP.

Pursuant to Section E of the General Instructions to Form S-8, the contents of the Registration Statements on Form S-8 with respect to the LTPP, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on July 29, 2022 (File No. 333-266427) and October 21, 2021 (File No. 333-260412), are hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such previously-filed registration statements are modified as set forth in this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed on May 26, 2023;

2.	The Company’s Current Report on Form 8-K filed on June 23, 2023; and

3.	The description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed on May 26, 2023.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock will be passed upon by Evan Barth, Esq., Assistant Corporate Secretary of the Company. Mr. Barth owns, or has the right to acquire, a number of shares of Common Stock which represents less than 1% of the total outstanding Common Stock of the Company. Mr. Barth participates in the Amended LTPP.

Item 8.	Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation of Kyndryl Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 4, 2021).
4.2	Amended and Restated Bylaws, effective January 25, 2023, of Kyndryl Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 27, 2023).
4.3*	Amended and Restated Kyndryl 2021 Long-Term Performance Plan.
5.1*	Opinion of Evan Barth, Esq.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Evan Barth, Esq. (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney
107.1*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 31, 2023.

KYNDRYL HOLDINGS, INC. (Registrant)

By:	/s/ Martin J. Schroeter
Name:	Martin J. Schroeter
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Position	Date
By	/s/ Martin J. Schroeter	Director, Chairman and Chief Executive Officer	July 31, 2023
	Martin J. Schroeter	(Principal Executive Officer)

By	/s/ David B. Wyshner	Chief Financial Officer	July 31, 2023
	David B. Wyshner	(Principal Financial Officer)

By	/s/ Vineet Khurana	Vice President and Controller	July 31, 2023
	Vineet Khurana	(Principal Accounting Officer)

By	*	Director	July 31, 2023
Dominic J. Caruso

By	*	Director	July 31 2023
John D. Harris II

By	*	Director	July 31, 2023
Stephen A. M. Hester

By	*	Director	July 31, 2023
Shirley Ann Jackson

By	*	Director	July 31, 2023
Janina Kugel

By	*	Director	July 31, 2023
Denis Machuel

By	*	Director	July 31, 2023
Rahul N. Merchant

By	*	Director	July 31, 2023
Jana Schreuder

By	*	Director	July 31, 2023
Howard I. Ungerleider

*By	/s/ Evan Barth
Evan Barth, Attorney-in-fact